Exhibit 23.2

Consent of Independent Certified Public Accountants

We have issued our report dated June 5, 2014, with respect to the audited financial statements of Rod’s Production Services, LLC as of and for the year ended December 31, 2013, included in the Current Report of New Source Energy Partners L.P. on Form 8-K/A dated August 14, 2014. We hereby consent to the incorporation by reference of said report in New Source Energy Partners L.P.'s Registration Statements on Form S-3 (File Nos. 333-195129 and 333-195138) and Registration Statements on Form S-8 (File Nos. 333-186673 and 333-197425).

/s/ Grant Thornton LLP
Oklahoma City, Oklahoma
August 14, 2014